Filed Pursuant to Rule 424(b)(3)

File Number 333-173514; 333-165975; 333-158745; 333-150885

Supplement No. 4

(To prospectus dated April 27, 2011)

NCO GROUP, INC.

$165,000,000 Floating Rate Senior Notes due 2013

$200,000,000 11.875% Senior Subordinated Notes due 2014

This prospectus supplement No. 4 supplements and amends the prospectus dated April 27, 2011, as supplemented and amended by prospectus supplement No. 1 dated May 13, 2011, prospectus supplement No. 2 dated May 31, 2011 and prospectus supplement No. 3 dated July 8, 2011 (the “Prospectus”).  This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

On August 11, 2011, NCO Group, Inc. filed with the Securities and Exchange Commission a current report on Form 8-K which included the attached information.

The date of this prospectus supplement is August 11, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 8, 2011

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-173514; 333-165975; 333-150885; 333-158745	02-0786880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 8, 2011, NCO Group, Inc. (the “Company”) announced that Steven Leckerman, Executive Vice President and Chief Operating Officer (“COO”), will be leaving the Company by October 31, 2011 to pursue other opportunities.

Effective immediately, Jack Jones will assume the role of Executive Vice President and COO.  Mr. Jones, 56, spent over 25 years with JPMorgan Chase where he was most recently Senior Vice President and Managing Director of Global Solutions responsible for the enterprise wide globalization strategy which included operations involving over 35,000 employees delivering services to all lines of business. He was actively involved in trade associations and business groups in India and the Philippines most notably the Business Processing Association of the Philippines and Nasscom, India’s leading BPO and Technology Association. Mr. Jones also spent several years leading credit services for card operations as well as other key roles within the banking systems of JPMorgan Chase and Wachovia. JPMorgan Chase is an affiliate of the Company; for further information on the Company’s relationship with JPMorgan Chase, please refer to the Company’s filings with the Securities and Exchange Commission, particularly our Form 10-K for the year ended December 31, 2010.

Mr. Jones will receive an annual base salary of $500,000 per annum. Mr. Jones shall also be eligible to receive an annual bonus (with a target bonus of 100% of base salary) based upon achievement of performance objectives, as mutually agreed to by Mr. Jones and the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”). Mr. Jones will be eligible to receive equity, stock options, or other equity-based awards, as determined in the sole discretion of the Compensation Committee.  Mr. Jones will also be eligible to receive other perquisites and benefits, as determined in the sole discretion of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: August 11, 2011	By:	/s/ John R. Schwab
	Name:	John R. Schwab
	Title:	Executive Vice President, Finance and Chief Financial Officer